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                                                                  EXHIBIT 10.30

                            EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into on this 13th day of June, 1996, effective as of January 1, 1996, by and between SUN COMMUNITIES, INC., a Maryland corporation (the "Company"), and JEFFREY P. JORISSEN (the "Executive").

                            W I T N E S S E T H:

        WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

        1.      Employment.

                (a) The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as Senior Vice President, Treasurer, Chief Financial Officer and Secretary of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with the Executive's positions as set forth above.

                (b) For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the Company, as they may be amended from time to time.

        2.      Term of Employment.

                Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on January 1, 1996 and shall continue thereafter for a period of three (3) years ending on December 31, 1998.

        3.      Devotion to the Company's Business.

                The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement.

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        4.      Compensation.

                (a) During the term of this Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

                (b) Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to the Executive, during his employment hereunder, a base salary (the "Base Salary") payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the rate of One Hundred Fifty Seven Thousand Five Hundred Dollars ($157,500.00) per year.

                (c) Annual Salary Increase. On September 1 of each year, commencing September 1, 1996, the Base Salary shall be increased by five percent (5%) of the Base Salary for the immediately prior year or such greater increase as may be deemed appropriate by the Board of Directors of the Company, in its sole discretion.

                (d) Bonus. The Board shall prepare and adopt an executive bonus plan (the "Bonus Plan") which shall be established for the payment of an incentive bonus to the Executive based on the Company achieving certain performance criteria to be established by the Company and the Executive. Upon adoption, a copy of the Bonus Plan shall be attached to this Agreement and incorporated herein, and the Executive shall be eligible to receive an award under the Bonus Plan on the terms and conditions set forth in that document; provided, however, that such bonus shall not exceed fifty percent (50%) of the Executive's then current Base Salary.

                (e) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to paragraph 7(a)(iii) hereof; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company.

        5.      Benefits.

                (a) Insurance. The Company shall provide to the Executive life, medical and hospitalization insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies.

                (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of the

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Company.  The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                (c) Annual Vacation. The Executive shall be entitled to four (4) weeks vacation time each year without loss of compensation which shall be scheduled with the advance approval of the Company. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than ten (10) days of accrued vacation time may be carried over at any time (the "Carry-Over Limit"). In the event that the Executive has accrued and unused vacation time in excess of the Carry-Over Limit (the "Excess Vacation Time"), the Excess Vacation Time shall be paid to the Executive within ten (10) days of the end of the year in which the Excess Vacation Time was earned based on the Base Salary then in effect. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time shall be paid to the Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination; provided, however, that no more than twenty (20) days of accrued vacation time may be carried over at any time.

        6.      Reimbursement of Business Expenses.

                The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, car telephone, and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

        7.      Termination of Employment.

                (a) The Executive's employment under this Agreement may be terminated:

                        (i) by either the Executive or the Company at any time for any reason whatsoever or for no reason upon not less than thirty (30) days written notice;

                        (ii) by the Company at any time for "cause" as defined below, without prior notice;

                        (iii) by the Company upon the Executive's "permanent disability" as defined below, without prior notice; and

                        (iv)    upon the Executive's death.

                (b) For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by the Executive, or any action of the Executive (or the Executive's failure to act), which, in the reasonable determination of the Board, involves malfeasance, fraud, or moral turpitude, or which, if generally known, would or might have a material adverse effect on the Company and/or its reputation.

                (c) For purposes hereof, the Executive's "permanent disability"

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shall be deemed to have occurred after one hundred eighty (180) consecutive days during which the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such one hundred eightieth (180th) day. In the event either the Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, disputes that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

        8.      Compensation Upon Termination or Disability.

                (a) In the event that the Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, the Executive shall be entitled to a portion of any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination and the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to eighteen (18) months if the Executive fully complies with paragraph 12 of this Agreement (the "Severance Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment.

                (b) In the event of termination of the Executive's employment under this Agreement for "cause" or if the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

                (c) In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, the Executive (or his successors and assigns in the event of his death) shall be entitled to a portion of any unpaid salary, bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination and the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary in effect on the date of such termination for a period of up to twenty four (24) months if the Executive fully complies with paragraph 12 of this Agreement (the "Disability Payment"); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company. Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Disability Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment.

                (d) In the event that, other than by mutual agreement of the Company and the Executive, the Company fails or refuses to renew this Agreement on terms and conditions no less favorable to the Executive as the terms and conditions applicable during the last year of this Agreement, the

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Company shall pay to the Executive monthly an amount equal to one-twelfth
(1/12) of the Base Salary in effect on the date of such failure or refusal for a period of up to twelve (12) months if the Executive fully complies with paragraph 12 of this Agreement (the "Non-Renewal Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Non-Renewal Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment.

                (e) Regardless of the reason for termination of the Executive's employment hereunder, bonuses and benefits shall be prorated and paid for any period of employment not covering an entire year of employment.

                (f) Notwithstanding anything to the contrary in this paragraph 8, the Company's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Executive's breach of any provision of paragraph 12 hereof. In addition, the Executive shall promptly forfeit any compensation received from the Company under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Executive's breach of any provision of paragraph 12 hereof.

        9. Resignation of Executive. Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from any and all offices or directorships held by the Executive in the Company and/or any of the Affiliates (as defined below). In addition, upon any termination of the Executive's employment under this Agreement, the Executive shall transfer one-half (1/2) of his stock in Sun Home Services, Inc., a Michigan corporation, to each of Milton M. Shiffman and Gary A. Shiffman.

        10. Effect of the Company's Merger, Transfer of Assets, or Dissolution. In the event of any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company, pursuant to which the Executive's employment under this Agreement is terminated, the Company shall pay to the Executive, immediately prior to such merger, consolidation, or transfer of assets, an amount equal to the sum of (a) the portion of any unpaid salary, bonus and benefits accrued and earned by the Executive hereunder up to and including the effective date of such change in control; and (b) the greater of (i) an amount equal to two (2) years' Base Salary at the rate in effect on the date of such termination; or (ii) the full Base Salary and other benefits (excluding any bonus) which would otherwise have been paid to the Executive for the remainder of the term of this Agreement.

        11. Stock Options. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Company's 1993 Stock Option Plan. In the event that the Company terminates the Executive's employment under this Agreement without "cause" or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable; provided, however, that such options and other stock based compensation cannot be exercised until the expiration of the eighteen (18) month period referenced in

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paragraph 12 hereof and such stock options or other stock based compensation shall be automatically forfeited upon the Executive's breach of any of the provisions of paragraph 12 hereof. Any Stock Option Agreements between the Company and the Executive shall be amended to conform to the provisions of this paragraph 11.

        12.     Covenant Not To Compete and Confidentiality.

                (a) The Executive acknowledges the Company's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of the Company, the Executive agrees that:

                      (i) for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months following the termination of the Executive's employment under this Agreement for any reason, the Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in (A) the real estate business (the "Real Estate Business"), including, without limitation, the development, ownership, leasing, sales, management or financing of single family or multi-family housing, condominiums, townhome communities or other form of housing, or (B) any business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company, or any corporation owned or controlled by the Company or under common control with the Company ("Affiliate"), anywhere within the continental United States or Canada;

                      (ii) the Executive will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Company or any Affiliate any Confidential Information;

                      (iii) promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, his personal representative) shall return to the Company any and all copies (whether prepared by or at the direction of the Company or the Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

                      (iv) for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months from the termination of this Agreement for any reason, the Executive shall not directly or indirectly divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or

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        learned by the Executive during his employment by the Company; and

                      (v) for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months from the termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, induce or attempt to induce any person with whom the Executive was acquainted while in the Company's employ to leave the employment of the Company or any of the Affiliates.

        As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

                (b) The Executive agrees and understands that the remedy at law for any breach by him of this paragraph 12 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this paragraph 12, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 12 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this paragraph 12 which may be pursued or availed of by the Company.

        13. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose. Nothing contained in this paragraph 13 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Executive as provided in paragraph 12 hereof.

        14. Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:

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                If to the Company:

                        Sun Communities. Inc.
                        31700 Middlebelt Road, Suite 145
                        Farmington Hills, Michigan  48334
                        Attn: Gary A. Shiffman, President

                If to the Executive:

                        Jeffrey P. Jorissen
                        26165 Northpointe Drive
                        Farmington Hills, Michigan 48331

                In all events, with a copy to:

                        Jaffe, Raitt, Heuer & Weiss,
                          Professional Corporation
                        One Woodward Avenue, Suite 2400
                        Detroit, Michigan  48226
                        Attn:  Arthur A. Weiss

        15.     Miscellaneous.

                (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                (b) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

                (c) The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.

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                (f)     Captions and paragraph headings used herein are for
convenience and are not a part of this Agreement and shall not be used in construing it.

                (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.


                                                COMPANY:

                                                SUN COMMUNITIES, INC.,
                                                a Maryland corporation


                                                By: /s/ Gary A. Schiffman
                                                   ----------------------------
                                                    Gary A. Shiffman, President



                                                EXECUTIVE:

                                                 /s/ Jeffery P. Jorissen
                                                -------------------------------
                                                JEFFREY P. JORISSEN